Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Section 16(a) forms furnished to the registrant, the registrant believes that all applicable Section 16(a) filing requirements were complied with, except that there were late Form 3 filings for the following persons or entities:

Charles P. Pizzi
David J. Adelman
David L. Cohen
Gerald F. Stahlecker
Michael C. Forman
Oliver C. Mitchell, Jr.
Philip E. Hughes, Jr.
Robert I. Hoffman
Salvatore R. Faia
Stephen S. Sypherd
Thomas J. Gravina
Walter W. Buckley, III
William B. Goebel
Zachary Klehr